UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2007

SLM CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	File No. 001-13251 (Commission File Number)	52-2013874 (IRS Employer Identification Number)

12061 Bluemont Way, Reston, Virginia (Address of principal executive offices)	20190 (zip code)

Registrant’s telephone number, including area code: (703) 810-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On December 27, 2007, SLM Corporation (the “Company”) entered into two underwriting agreements, which we have filed as Exhibits 1.1 and 1.2 to this Current Report on Form 8-K.  The first underwriting agreement was between the Company, UBS Securities LLC (“UBS”), Citigroup Global Markets Inc. (“Citigroup”), ABN AMRO Rothschild LLC, Barclays Capital Inc. (“Barclays”), Credit Suisse Securities (USA) LLC (“Credit Suisse”), Deutsche Bank Securities Inc. (“Deutsche Bank”) and Wachovia Capital Markets, LLC (“Wachovia”) in connection with our offering of $2 billion of the Company’s common stock.  The second underwriting agreement was between the Company, UBS, Citigroup, Barclays, Credit Suisse, Deustche Bank, Wachovia and Greenwich Capital Markets, Inc. in connection with our offering of $1 billion of 7.25% mandatory convertible preferred stock, series C.

Item 5.03 — Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

                On December 28, 2007, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations. The Certificate of Designations classified 1,000,000 unissued shares of Company preferred stock, par value $0.20 per share, as “7.25% Mandatory Convertible Preferred Stock, Series C” (the “Series C Preferred Stock”). The 1,000,000 shares of Series C Preferred Stock have the preferences and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in the Certificate of Designations.  On December 31, 2007, the Company consummated its public offering of 1,000,000 shares of Series C Preferred Stock; net proceeds to it from the sale of the Series C Preferred Stock, after deducting underwriting fees and before other fees and expenses of the offering, are approximately $970 million.

Copies of the (1) Certificate of Designations and (2) forms of stock certificates evidencing the 7.25% Mandatory Convertible Preferred Stock, Series C, are attached as Exhibits 4.1 and 4.2 respectively, to this Current Report on Form 8-K, and are incorporated by reference herein.

Item 8.01 — Other Events.

                Set forth below is a brief summary of certain recent developments relating to our business that were disclosed in the offering documents in connection with our concurrent public offerings of the Series C Preferred Stock and $2 billion of SLM Corporation common stock.

Merger-related developments

                On December 12, 2007, we announced an update of the transaction (the “Merger”) with the buyer group led by J.C. Flowers & Co., Bank of America and JPMorgan Chase (the “Buyer Group”). Over the prior eight weeks, in a series of discussions between the Company and senior representatives of the Buyer Group, to resolve the dispute between the parties, we offered to consider an alternative transaction with the Buyer Group, and to give them the opportunity to update their due diligence and submit a new proposal to acquire the Company with no pre-conditions. The Buyer Group responded that it did not wish to pursue these opportunities. For additional developments relating to the Merger, see “Legal proceedings” below and “Recent Developments—Merger-Related Developments” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

Business trends

                On December 12, 2007, we announced that our business has recently been negatively affected as a result of higher funding costs (including the costs of utilizing, and the expected costs of refinancing, the Interim ABCP Facility, defined below), and increased reserves for our Federal Family Education Loan Program (“FFELP”) loan portfolio. In addition, our business has been negatively affected by an index mismatch between the commercial paper rate, the index for determining the interest rate we earn on the vast majority of our FFELP student loan assets, and LIBOR, the index for determining the interest rates on a substantial portion of our debt used to fund these assets.

                Our management team is evaluating certain aspects of our business as a response to the impact on our business of The College Cost Reduction and Access Act of 2007 (the “Act”), and current challenges in the capital markets. The Act has a number of important implications for the profitability of our FFELP business, including a reduction in special allowance payments, the elimination of the “Exceptional Performer” designation and the corresponding reduction in default payments to 97% through 2012 and 95% thereafter, an increase in the lender paid origination fees for certain loan types and reduction in default collections retention fees, and account maintenance fees related to guaranty agency activities. As a result, we expect that the Act will significantly reduce and, combined with higher financing costs, could possibly eliminate the profitability of new FFELP loan originations, while increasing our risk sharing from our FFELP loan portfolio.

                In response to the Act and market conditions, we plan to be more selective in pursuing origination activity, in both FFELP loans and private education loans. In addition, we plan to curtail less profitable student loan acquisition activities such as spot purchases and wholesale consolidation loan purchases, which will reduce our funding needs. We expect to see many participants exit the student loan industry in response to the Act as well as current market conditions and we therefore expect to partially offset declining loan volumes caused by our more selective lending policies with increased market share taken from participants exiting the industry. We expect to continue to focus on generally higher-margin Private Education Loans, both through our school channel and our direct to consumer channel, although in the case of the latter, with particular attention to continuing the more stringent underwriting standards that are necessary in this market. We also expect to adjust our private education loan pricing to reflect the current financing and market conditions. We also plan to eliminate certain borrower benefits offered in connection with both our FFELP loans and our private education loans. We will further de-emphasize pursuing incremental consolidation loans, in particular FFELP consolidation loans, as a result of significant margin erosion for FFELP consolidation loans created by the combined effect of the Act and the increased cost of borrowing in the current capital markets. Nevertheless we will continue our efforts to protect selected FFELP assets existing in our portfolio. We expect to continue to aggressively pursue other FFELP-related fee income opportunities such as FFELP loan servicing, guarantor servicing and collections.

Liquidity

                In light of the decision of the Buyer Group not to close the Merger, our management team has been working to refinance the aggregate interim $30 billion asset-backed commercial paper conduit facilities (collectively, the “Interim ABCP Facility”) entered into in connection with the Merger and to secure additional financing in order to fund our business, to strengthen our balance sheet and to support our credit ratings. Our Interim ABCP Facility effectively terminates on May 16, 2008, but our cost of funding under the facility will increase substantially if the facility is not refinanced on or prior to February 15, 2008 and we will not be able to borrow additional amounts thereunder after that date.

                For 2006 and for the first nine months of 2007, our primary source of cost-effective funding was student loan asset-backed securities, or ABS, financings. Upon the announcement of the Merger on April 16, 2007, credit spreads in our unsecured debt widened considerably, significantly increasing our cost of accessing the unsecured debt markets. More recently, as with similarly sized financial companies, adverse conditions in the securitization markets have increased the cost of issuance and borrowing spreads in the market for student loan ABS. In the third quarter of 2007, we completed only one $2.5 billion securitization transaction, compared to four securitization transactions totaling $13.0 billion in the first quarter of 2007, the last full quarter before we entered into the merger agreement. In the fourth quarter of 2007, we completed three securitization transactions totaling $5.0 billion. Although we expect ABS financings to remain our primary source of funding, we expect our transaction volumes in the ABS market to be more limited and pricing terms less favorable than in the past, with significantly reduced opportunities to issue subordinated tranches of ABS. Consequently in order to meet our financing needs, we are exploring other sources of funding, including unsecured debt, a financing source we have not used to fund our core businesses since the announcement of the Merger. We expect the terms and conditions of new unsecured debt issuances, including pricing terms and covenant requirements, will be less favorable to us than our recent ABS financings and other unsecured debt we have incurred in the past. In addition, our ability to access the unsecured market on attractive terms, or at all, will depend on our credit rating and prevailing market conditions.

                We also fund our liquidity needs through our existing $6.0 billion asset-backed commercial paper, or ABCP facility, our cash and investment portfolio and by selectively disposing of FFELP student loans in the secondary market. In addition, we maintain, to supplement our funding sources, $6.5 billion in unsecured revolving credit facilities. However, we have not in the past relied upon, and do not expect to rely on, our unsecured revolving credit facilities as a primary source of liquidity. Although we have never borrowed under these facilities, they provide liquidity support for general corporate purposes, including backup for our unsecured commercial paper program.

                Our ability to access our unsecured revolving credit facilities will depend upon our ability to meet financial covenants set forth in the credit agreements, including a covenant to maintain consolidated tangible net worth of at least $1.38 billion, compliance with which will be affected by a variety of factors, including mark-to-market accounting adjustments applied principally to our derivatives, including our equity forwards, and our residual interests in off-balance sheet securitized loans. One of the purposes of our recent offerings of common stock and the Series C Preferred Stock was to provide us with additional assurance that we will be able to comply with the consolidated tangible net worth covenant as of December 31, 2007.  If we fail to comply with the consolidated tangible net worth covenant in our revolving credit facilities at that date or in the future, the banks party to the facilities (which include Bank of America and JPMorgan Chase, members of the Buyer Group against whom we have filed a lawsuit, as lenders and agents under the facilities) may elect to terminate their commitments, and if they did elect to terminate the facilities, our available liquidity could be materially impaired.

                We have an aggregate of $8.4 billion of unsecured debt maturing in 2008 in addition to our Interim ABCP Facility. With respect to our Interim ABCP Facility, we are in substantive discussion with 10 financial institutions to provide short-term warehouse funding in excess of $30 billion. While we are in substantive discussions with these parties, with the goal of replacing the Interim ABCP Facility before February 15, 2008, we do not hold commitments for any such replacement financing and cannot be sure that we will come to mutually satisfactory terms and conditions.

                In addition, in order to provide funding for our business, repay maturing debt and enhance our liquidity, we may enter into new credit facilities and issue additional equity-linked securities or common stock.

Ratings

                Our management team intends to focus on maintaining, and ultimately improving, our credit ratings. Our credit ratings may affect, among other things, our cost of funding, especially in the unsecured debt markets, and, to a lesser extent, the volume and price of securitization transactions we can execute. Also, as discussed in “Risk factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, a decrease in our credit ratings may affect the ability of counterparties to terminate our swap contracts.  We cannot provide any assurance that our recent offerings of common stock and Series C Preferred Stock, or any other amount of equity capital will be sufficient to maintain our ratings at any particular level. We may issue additional equity in the form of common stock as we deem necessary to maintain, and ultimately improve, our credit ratings.

Forward agreements

                The Company intends to use approximately $2.0 billion of the net proceeds from the concurrent offerings described above to settle its outstanding equity forward contract with Citibank, N.A. and repurchase the 44,039,890 shares of common stock deliverable to the Company under the contract.  The Company and Citibank, N.A. have agreed to physically settle the contract, and the Company has paid Citibank, N.A. approximately $1.1 billion, the difference between the contract purchase price and the market closing price on December 28, 2007 on the approximate 44 million shares.  Consequently, the common shares outstanding on the Company’s year-end balance sheet will reflect the shares issued in the public offerings and the physical settlement of the equity forward contract.  The Company will pay Citibank, N.A. the remaining balance due under the contract in early January 2008.

Dividends

                We have not paid any dividends on our common stock since the execution of the merger agreement with the Buyer Group in April 2007. While the restriction on the payment of dividends under the merger agreement has been terminated, we expect to continue not paying dividends in the near term in order to focus on balance sheet improvement and expect to re-examine our dividend policy in the second half of 2008.

Management changes and sales of securities

                On December 14, 2007, we announced that our Board of Directors added the Chief Executive Officer title and responsibilities to our Executive Chairman Albert L. Lord. C.E. Andrews, our previous CEO, assumed the role of President.

                On the same date, we announced we had opened our trading window for directors and executive officers for the first time since we commenced discussions with the Buyer Group in March 2007. Mr. Lord sold approximately 1.3 million shares of our common stock, or approximately 97% of the common stock that he owned before the sale, on the open market on December 14, 2007. Also on December 14, 2007, Mr. Charles Daley, a director, sold approximately 80,023 shares of our common stock or approximately 68% of the common stock that he owned before the sale. Messrs. Lord and Daley have advised us that these actions were required under their respective borrowing arrangements.

Legal proceedings

                With respect to the lawsuit that we filed in the Delaware Court of Chancery against the Buyer Group, on November 21, 2007, we withdrew our October 19, 2007 motion for partial summary judgment on the pleadings. Discovery proceedings have commenced and the Court has indicated that the trial will commence in early December 2008.

                On December 14, 2007, we sent a letter to the Buyer Group in which we asked the Buyer Group either to confirm that it had terminated the merger agreement or provide adequate assurances that the Buyer Group intended to close the Merger. Our letter further asserted that the Buyer Group had breached the merger agreement in a variety of ways and gave the Buyer Group notice as provided for under the merger agreement that if such breaches were not timely cured, we reserved the right to terminate the merger agreement and to seek damages thereunder for such breaches. The Buyer Group responded to us in a letter dated December 21, 2007, in which the Buyer Group failed to provide the requested adequate assurances of its intent to consummate the Merger and failed to address the notices of default in our letter. In its letter the Buyer Group asserted that the “required information” previously provided by us pursuant to the merger agreement had proven to be inaccurate, that the Buyer Group nevertheless continued to seek FDIC approval for the change of control of Sallie Mae Bank in connection with the Merger and that, were the conditions to closing of the Merger be measured as of the date of the Buyer Group letter, such conditions precedent would not be satisfied.

                In August 2005, Rhonda Salmeron (the “Plaintiff”) filed a qui tam whistleblower case under the False Claims Act against collection company Enterprise Recovery Systems, Inc., or ERS. In the fall of 2006, Plaintiff amended her complaint and added USA Group Loan Services, Inc., or USA Funds, as a defendant. On September 17, 2007, Plaintiff filed a second amended complaint adding Sallie Mae Inc. as a defendant. Plaintiff alleges that the various defendants submitted false claims and/or created records to support false claims in connection with collection activity on federally guaranteed student loans. The Company is being sued as a successor to USA Group. The allegations against USA Group and the Company are that they were negligent in auditing ERS. Plaintiff claims that the U.S. government has been damaged in an amount greater than $12 million. The False Claims Act provides for treble damages to successful qui tam plaintiffs.

                On September 11, 2007, the Office of the Inspector General, or OIG, of the U.S. Department of Education (the “Department”), confirmed that they planned to conduct an audit to determine if the Company billed for special allowance payments, under the 9.5% floor calculation, in compliance with the Higher Education Act, regulations and guidance issued by the Department. We ceased billing under the 9.5% floor calculation at the end of 2006. We believe that our billing practices were consistent with longstanding Department guidance, but there can be no assurance that the OIG will not advocate an interpretation that differs from the Department’s previous guidance.

                On December 17, 2007, Sasha Rodriguez and Cathelyn Gregoire filed a putative class action claim on behalf of themselves and persons similarly situated against us in the United States District Court for the District of Connecticut, alleging an intentional violation of civil rights laws (42 U.S.C. §1981, 1982), the Equal Credit Opportunity Act and the Truth in Lending Act. Plaintiffs allege that we engaged in underwriting practices which resulted, among other things, in certain applicants being directed into substandard and more expensive student loans on the basis of race. No amount in controversy is stated in the complaint.  We intend to vigorously defend this action.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

By:	/s/ MICHAEL E. SHEEHAN

Name:	Michael E. Sheehan
Title:	Senior Vice President and Deputy General Counsel

Dated: January 2, 2008

Item 9.01 — Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Common Stock Underwriting Agreement
1.2	Mandatory Convertible Preferred Stock Underwriting Agreement
4.1	Certificate of Designations designating the Company’s 7.25% Mandatory Convertible Preferred Stock, Series C, par value $0.20 per share.
4.2	Forms of stock certificates evidencing the 7.25% Mandatory Convertible Preferred Stock, Series C, par value $0.20 per share.